EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)

For the Years Ended December 31,                                  1996       1995      1994
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Net Income:
Net income per consolidated income statements                  177,843    120,005    140,134
Deduct dividend requirement of preferred stock                      33         35         39
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NET INCOME APPLICABLE TO COMMON STOCK                          177,810    119,970    140,095
Add dividend requirement of preferred stock                         33         35         39
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NET INCOME FULLY DILUTED                                       177,843    120,005    140,134
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Earnings Per Common Share:
EARNINGS PER COMMON SHARE: PRIMARY                                2.30       1.57       1.87
EARNINGS PER COMMON SHARE: FULLY DILUTED (A)                      2.29       1.57       1.87
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Common Shares Outstanding (Average):
Common shares                                                   76,047     75,504     74,250
Common shares equivalent (options) (B)                           1,906      1,380      1,457
Treasury shares                                                   (576)      (565)      (816)
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COMMON SHARES OUTSTANDING: PRIMARY (AVERAGE)                    77,377     76,319     74,891
Preferred shares: common shares equivalent (average)               193        208        235
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COMMON SHARES OUTSTANDING: FULLY DILUTED (AVERAGE)              77,570     76,527     75,126
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
(A) Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 18.225 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.
(B) Common shares equivalent are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
(C) Shares have been restated where appropriate to reflect a 3-for-2 stock split in the form of a 50% stock dividend paid in February 1996.
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